Filed Pursuant to Rule 433

Registration Statement No. 333-191189

September 19, 2013

Cummins Inc.

Pricing Term Sheet

September 19, 2013

Issuer:	Cummins Inc.
Trade Date:	September 19, 2013
Settlement Date:	September 24, 2013 (T+3)
Ratings (Moody’s / S&P / Fitch):*	A3/A/A

3.650% Senior Notes due 2023

Principal Amount:	$500,000,000
Maturity:	October 1, 2023
Benchmark Treasury:	2.50% due August 15, 2023
Benchmark Treasury Price and Yield:	97-26+ / 2.752%
Spread to Benchmark Treasury:	97 bps
Yield to Maturity:	3.722%
Coupon:	3.650%
Price to Public:	99.402% of face amount
Interest Payment Dates:	April 1 and October 1, commencing on April 1, 2014
Make-Whole Call:	15 bps
Par Call:	On or after July 1, 2023 (three months prior to the maturity date)
CUSIP/ISIN:	231021 AR7 / US231021AR70

4.875% Senior Notes due 2043

Principal Amount:	$500,000,000
Maturity:	October 1, 2043
Benchmark Treasury:	2.875% due May 15, 2043
Benchmark Treasury Price and Yield:	82-30+ / 3.843%
Spread to Benchmark Treasury:	117 bps
Yield to Maturity:	5.013%
Coupon:	4.875%
Price to Public:	97.869% of face amount
Interest Payment Dates:	April 1 and October 1, commencing on April 1, 2014
Make-Whole Call:	20 bps
Par Call:	On or after April 1, 2043 (six months prior to the maturity date)
CUSIP/ISIN:	231021 AQ9 / US231021AQ97

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated HSBC Securities (USA) Inc. RBS Securities Inc.

Co-Managers:

ING Financial Markets LLC

U.S. Bancorp Investments, Inc.

ANZ Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

PNC Capital Markets LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

Standard Chartered Bank

The Williams Capital Group, L.P.

Wells Fargo Securities, LLC

This pricing term sheet supplements the preliminary prospectus supplement issued by Cummins Inc. on September 19, 2013 relating to their prospectus dated September 16, 2013.

* An explanation of the significance of ratings may be obtained from the ratings agencies.  Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate.  The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby.  The ratings may be subject to review, revision, suspension, reduction or withdrawal at any time by Moody’s, Standard & Poor’s and Fitch.  Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.